SUB-ITEM 77M: Mergers

On June 22, 2009, the Board of Directors of Delafield Fund, Inc., a Maryland corporation, approved an Agreement and Plan of Reorganization (the “Plan”) providing for, among other things, the transfer of the assets and liabilities of Delafield Fund, Inc. into The Delafield Fund, a series of The Tocqueville Trust.  On June 11, 2009, the Board of Trustees of The Tocqueville Trust approved the Plan.  On September 24, 2009, the shareholders of Delafield Fund, Inc. approved the Plan.  The effective date of the reorganization was September 28, 2009.  The Plan is contained as Appendix A in the related N-14, which was filed with the SEC via EDGAR on August 6, 2009.  The N-14 is incorporated by reference hereto (Accession No. 0001193125-09-167208).  Delafield Fund, Inc. expects to file an application for deregistration as an investment company on Form N-8F shortly.

On July 9, 2009, the Board of Trustees of Delafield Select Fund, a series of Natixis Funds Trust II, a Massachusetts business trust, approved an Agreement and Plan of Reorganization (the “Plan”) providing for, among other things, the transfer of the assets and liabilities of Delafield Select Fund into The Select Fund, a series of The Tocqueville Trust.  On June 11, 2009, the Board of Trustees of The Tocqueville Trust approved the Plan.  On September 24, 2009, the shareholders of Delafield Select Fund approved the Plan.  The effective date of the reorganization was September 28, 2009.  The Plan is contained as Appendix A in the related N-14, which was filed with the SEC via EDGAR on August 6, 2009.  The N-14 is incorporated by reference hereto (Accession No. 0001193125-09-167141).  Since the Delafield Select Fund was a series of Natixis Funds Trust II and other series remain outstanding, Natixis Funds Trust II will not be deregistering as an investment company on Form N-8F.